Exhibit 99

Contacts:

Will Roberts	Rosemarie Yancosek
ViroPharma Incorporated	Schering-Plough Corporation
Director, Corporate Communications	Executive Director, Corporate Communications
(610) 321-6288	(908) 298-7476

Alex Kelly
Janet Barth
Schering-Plough Corporation
Investor Relations
(908) 298-7436

SCHERING-PLOUGH EXERCISES OPTION TO LICENSE

VIROPHARMA’S INTRANASAL PLECONARIL

KENILWORTH, N.J. and EXTON, PA, August 23, 2004 — Schering-Plough Corporation (NYSE: SGP) and ViroPharma Incorporated (NASDAQ: VPHM) today announced that Schering-Plough has exercised its option to license ViroPharma’s pleconaril for the treatment of the common cold in the United States and Canada.

In November 2003, the two companies entered into an option agreement for intranasal pleconaril. Since then, ViroPharma conducted a series of clinical studies designed to evaluate the antiviral activity, safety and performance characteristics of the intranasal pleconaril formulation. Based on the assessment of these studies, Schering-Plough has decided to move forward and enter into a license agreement for the product. The new intranasal formulation of pleconaril represents an optimized delivery approach for this compound, as compared to the earlier oral formulation for which ViroPharma filed an NDA in 2001.

“This is a bright day for pleconaril,” said Michel de Rosen, ViroPharma’s chief executive officer. “Since the time we licensed the rights to pleconaril, we have believed that pleconaril was an exceptional antiviral product candidate with demonstrated activity against rhinovirus, the predominant virus that causes the common cold. We believe that an intranasal formulation is optimal for this type of product, enabling an efficient delivery of more drug to the site of infection than the oral formulation, while limiting its systemic exposure and minimizing the risk of drug interactions.”

Schering-Plough and ViroPharma expect to finalize the license agreement within the next 45 days. Under the agreement, Schering-Plough would assume responsibility for all future development and commercialization of the antiviral compound pleconaril. As previously disclosed, upon execution of the license agreement, Schering-Plough will pay ViroPharma an initial license fee of $10 million and will expense this payment to R&D in the quarter in which the transaction is finalized. Schering-Plough will purchase ViroPharma’s existing inventory of bulk drug substance for an additional pre-determined fee. ViroPharma would be eligible to receive an additional $65 million in milestone payments upon achievement of certain targeted regulatory and commercial events, as well as royalties on Schering-Plough’s sales of intranasal pleconaril in the licensed territories.

To date, pleconaril has been studied in more than 5,000 patients in clinical trials for the treatment of the common cold and in more than 700 patients as part of a compassionate use program in patients who have serious or life-threatening picornavirus infections.

In 1995, ViroPharma licensed rights to develop and commercialize pleconaril in the United States and Canada from Sanofi-Synthelabo who retains rights in all other territories.

Note to Investors:

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the Schering-Plough decision today, Monday August 23th at 11:00 a.m. Eastern Time. To participate in the call, please dial (800) 992-7413 (domestic) and (801) 303-7424 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

In addition, a live webcast of the call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. If you are unable to participate during the live webcast, an audio archive available at the same address until September 18, 2004.

Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough’s vision is to earn the trust of the physicians, patients, and customers served by its more than 30,000 people around the world.

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma is currently focused on drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV).

SCHERING-PLOUGH DISCLOSURE NOTICE: The information in this press release includes certain “forward-looking” statements concerning, among other things, the commercialization and market potential of intranasal pleconaril. Forward-looking statements are subject to substantial risks and uncertainties and actual results may differ materially from forward looking statements. These risks and uncertainties include the regulatory process for the approval of products, general market and economic factors, competitive product development and marketing, product availability, market acceptance of new products, and federal and state regulations and legislation. For further details and a discussion of these and other risks and uncertainties that may impact Schering-Plough’s forward looking statements, see the company’s current and future Securities and Exchange Commission filings, including second quarter 2004 10-Q.

VIROPHARMA FORWARD LOOKING STATEMENT: This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include those relating to our ability to receive additional milestone payments upon achievement of certain targeted events, as well as royalties on Schering-Plough’s sales of intranasal pleconaril in the licensed territories, if Schering-Plough gains approval for pleconaril, and statements expressing our belief that intranasal formulation is optimal for this type of product because it should enable an efficient delivery of significantly more drug to the site of infection than the oral formulation, while limiting its systemic exposure and minimizing the risk of drug interactions. Conducting clinical trials for investigational pharmaceutical products are subject to risks and uncertainties. As a result, our actual results could differ materially from those results expressed in, or implied by, this press release. The results shown in this proof-of-concept challenge study may not be indicative of results seen in larger clinical trials involving natural infections. There can be no assurance an intranasal formulation of pleconaril will demonstrate efficacy, limit systemic exposure and thereby reduce the risk of drug interactions in such clinical trials. There can be no assurance that pleconaril will ultimately be approved by the FDA, that following any such approval Schering-Plough will be successful in commercializing pleconaril, or that we will ever receive the additional milestones and royalties referred to in the press release. These factors, and other factors, including, but not limited to those described in ViroPharma’s most recent annual report on Form 10-K and registration statements on Forms S-3 and S-4 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in the answers to this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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